                                                                                                                                                                                                                                                              Exhibit 99.1

Reserve Primary Fund Makes Initial Distribution of $26 Billion to
Primary Fund Shareholders

New York, October 30, 2008 – The Reserve is pleased to announce that it began the initial $26 billion distribution to Primary Fund shareholders today by mailing checks to retail direct shareholders; payments by wire to all other shareholders will be made tomorrow. This represents approximately 50 percent of the total assets of the Fund as of the close of business on September 15, 2008. Approximately $25 billion in total assets remain in the Fund.

This first distribution is being paid to all investors remaining in the Fund, including those who submitted redemption orders that had not been funded. The distribution is being made on a pro rata basis to all of those investors. Each investor is receiving approximately 50% of their current account balance.

“This distribution marks a significant step in the process of liquidating the Primary Fund and distributing money back to shareholders,” said Bruce R. Bent, president of Reserve Management Company, Inc., the Fund’s adviser. “We are committed to making future distributions when more cash becomes available.”

The Fund’s total assets have been approximately $51 billion since the close of business on September 15. The Fund’s net asset value fell below $1.00 per share on September 16.

All investors are being treated the same regardless of when or if they tendered redemption orders to the Fund.

In the next several days, we expect to be posting a plan for the total liquidation of the Fund on our website. Under that plan, interim distributions will continue as cash accumulates either through the maturing of portfolio holdings or their sale.

Reserve Management Company, Inc. is focused on liquidating the fund’s holdings at amortized cost as quickly as possible. You may have read about a new Money Market Investor Funding Facility program devised by the Federal Reserve Bank that will provide liquidity for certain commercial paper and bank certificates of financial institutions held by money market funds. We are carefully analyzing the terms of that program.

Preserving the value of the Fund’s assets and restoring cash to our investors are our top priorities during this process. We thank all of you for your patience and sincerely regret the inconvenience.

In calculating each investor’s pro rata share, we began with the number of shares each investor held as of the close of business on September 14. The September 14 account balance includes the balance from the end of day September 12 plus the accrued dividends from September 1 through September 14. Then, expressed simply, any funded redemption requests or exchanges were subtracted, any subscriptions from September 15 through September 16 were added, and any service transactions (customer cards, checks and ACH) processed through the last business day before the distribution were calculated.

The resulting number, representing each investor’s unfunded shares in the Primary Fund at the close of business, was then divided by the aggregated unfunded shares of all investors (approximately 51 billion shares), to arrive at an ownership percentage, which was used to calculate each investor’s pro rata distribution.

Interest income earned from September 1 through September 14, 2008, has been credited to each shareholder’s account. The distribution of income after that date will be addressed in the Fund’s Plan of Liquidation.

For more information regarding your specific account, please contact your financial adviser or our customer service department at 800-637-1700.

Note: The receipt of the distribution is without prejudice to any legal rights or remedies available to an investor.

An investment in the funds is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the funds. Money market yields may vary.

Resrv Partners, Inc., Distributor. Member FINRA. 10/08